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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 22, 2010, with respect to the consolidated financial statements and schedule included in the Annual Report of Polymer Group, Inc. on Form 10-K for the fiscal year ended January 2, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Polymer Group, Inc. on Form S-8 (File No. 333-160066, effective June 18, 2009), Form S-3/A, Amendment No. 2 (File No. 333-145138, effective November 02, 2007), Form S-8 (File No. 333-131156, effective January 20, 2006), Form S-8 (File No. 333-160067, effective June 18, 2009), and Form S-8 (File No. 333-121252, effective December 14, 2004).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
March 22, 2010

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  Exhibit 23.1